CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Asset Trust of our report dated February 26, 2024, relating to the financial statements and financial highlights, which appears in the Virtus SGA International Growth Fund Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights” and “Glossary” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 8, 2024